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                   [GIBSON, DUNN & CRUTCHER LLP LETTERHEAD]
                                                                     EXHIBIT 5.1


                                August 26, 1999



(213) 229-7000                                                     C 12220-00069



California Steel Industries, Inc.
14000 San Bernardino Avenue
Fontana, California  92335

       Re: California Steel Industries, Inc. -- Registration Statement on Form S-4 (Reg. No. 333-79587)

Ladies and Gentlemen:

     We have acted as special counsel for California Steel Industries, Inc., a Delaware corporation (the "Company"), in connection with the registration by the Company of up to $150,000,000 aggregate principal amount of the Company's 8 1/2% Series B Senior Notes due 2009 (the "Exchange Notes") on Form S-4 Registration Statement No. 333-79587 (the "Registration Statement") under the Securities Act of 1933, as amended. The Exchange Notes will be offered in exchange for a like principal amount of the Company's 8 1/2% Series A Senior Notes due 2009 (the "Notes") pursuant to that certain Registration Rights Agreement, dated as of April 6, 1999, by and among the Company, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner, & Smith, Incorporated, BancBoston Robertson Stephens Inc. and NationsBanc Montgomery Securities LLC (the "Registration Rights Agreement"). The Registration Rights Agreement was executed in connection with the private placement of the Notes.

     The Exchange Notes will be issued pursuant to that certain Indenture dated as of April 6, 1999, by and among the Company and State Street Bank and Trust Company of California, N.A., as Trustee (the "Indenture").

     We are familiar with the actions taken and to be taken by the Company in connection with the offering of the Exchange Notes. On the basis of such knowledge and such investigation
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California Steel Industries, Inc.
August 26, 1999
Page 2


as we have deemed necessary, we are of the opinion that the Exchange Notes have been duly authorized by the Company and, when issued in exchange for the Notes pursuant to the terms of the exchange offer described in the Registration Statement and the Indenture, will be validly issued and will constitute legal and binding obligations of the Company. Our opinion is subject to limitations imposed by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally, including, without limitation the effect of statutory or other laws regarding fraudulent conveyances or transfers or preferential transfers and (ii) general principles of equity, whether considered at law or at equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing.

     We hereby consent to the filing of this opinion as an exhibit to Registration Statement No. 333-79587 and to the reference to this firm under the heading "Legal Matters" contained in the prospectus that forms a part of the Registration Statement.


                              Very truly yours,

                              /s/ Gibson, Dunn & Crutcher LLP

                              GIBSON, DUNN & CRUTCHER LLP



PFZ/HJH/BCS
LC992350.002/1+